Exhibit 99.1

Joint Press Release, dated June 5, 2000 issued by eAutoclaims, Inc. and Transformation Processing, Inc.

eAutoclaims.com(TM) and Transformation Processing Inc. Closes Merger Agreement

June 5, 2000 05:00 AM Eastern Time

PALM HARBOR, Fla., June 5 /PRNewswire/ -- eAutoclaims.com(TM) and Transformation Processing Inc. EACC today announced the closure of its merger agreement. The new company will operate under the name of eAutoclaims.com and has received the new symbol, EACC and will trade on the OTCBB exchange. The Company will be headquartered in Palm Harbor, Florida.

eAutoclaims.com(TM) Inc. is a pioneering business-to-business e-commerce company that utilizes the Internet to streamline and lower the overall cost of automotive repair paid by insurance companies. The Company is creating a new online digital automotive maintenance organization industry within the $60 billion market segment of the non-standard auto collision repair. eAutoclaims.com(TM) Inc. is establishing itself as the pre-eminent Application Service Provider for the automobile insurance industry, providing seamless back-end infrastructures that thousands of collision repair shops and/or support facilities into a network. The Company offers a cost effective and highly advanced 'Bricks to Clicks(C)' solution for the processing and ultimate repair of damaged vehicles filed as insured auto claims. eAutoclaims.com(TM) Inc. generates revenue from administrative fees and discounts earned by processing collision work through its system for insurance companies.

This press release contains forward looking statements regarding the Company's business strategy and future plans of operation. Forward looking statements involve known and unknown risks and uncertainties. These and other important factors, including those mentioned in various filings with the Securities and Exchange Commission made periodically by the Company (available to the public at www.sec.gov), may cause the actual results and performance to differ materially

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from  the  future  results  expressed  in or  implied  by such  forward  looking statements. The forward looking statements contained in this press release speak only as of the date hereof and the Company disclaims any obligation to provide public updates, revisions or amendments to any forward looking statements made herein to reflect changes in the Company's expectations or future events.

For Further Information: Joe Krupa, eAutoclaims.com Phone: 416-214-0707 Email: jkrupa@eautoclaims.com John Liviakis, Livaikis Financial Communications, Inc 415-389-4670 / 415-389-4694 fax / moreinfo@lfcnet.com Email

SOURCE eAutoclaims.com Inc.